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Genta Obtains Orphan Drug Designation for C-Myb Antisense (LR3001) in
Chronic Myelocytic Leukemia

Berkeley Heights, NJ – March 15, 2005 – Genta Incorporated (Nasdaq: GNTA) announced today that LR3001, an antisense compound directed against a gene known as c- myb, has received Orphan Drug designation from the U.S. Food and Drug Administration (FDA) for the treatment of chronic myelocytic leukemia (CML). Designation as an Orphan Drug, which is intended to facilitate product development, provides eligibility for a seven- year period of market exclusivity after approval, grants and tax credits for research and development, and reduced filing fees for marketing applications.

Genta obtained rights to LR3001 from Temple University in December 2004. The drug has been tested in two Phase 1 clinical trials in patients with myeloid leukemias. Genta plans to pursue further clinical development of LR3001 in patients with both hematologic cancers and solid tumors.

About LR3001

LR3001 is part of Genta’s DNA/RNA Medicines program. This program uses drugs that are based on chemical modifications of DNA or RNA to selectively knock out the function of genes that may be involved in cancer cause or progression. LR3001 targets an oncogene known as c-myb, which is a protein that directly binds to cellular DNA. C-myb is believed to regulate the expression of other genes that are involved in the growth and differentiation of primitive cells, including Bcl-2, Bcl-XL, c- myc, cyclin A1, cyclin D1, cdc2, and Cox-2. Over-expression of c-myb blocks differentiation, promotes proliferation, and decreases apoptosis. Potential clinical targets for LR3001 include CML, malignant melanoma, neuroblastoma, and cancers of the breast, pancreas and colon.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection, the Company's lead compound from its oligonucleotide program is currently undergoing late-stage, Phase 3 clinical testing. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer-related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

Genta Forward Looking Statement

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report/Form 10-K for 2004.

SOURCE: Genta Incorporated